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                               AMENDMENT NO. 1 TO
                        HEALTHCARE IMAGING SERVICES, INC.
                           1997 OMNIBUS INCENTIVE PLAN

            Section 4(a)(i) of the HealthCare Imaging Services, Inc. 1997 Omnibus Incentive Plan is hereby amended by deleting 500,000 in the first sentence thereof and replacing such number with "600,000" so that the first sentence reads in its entirety as follows:

            Awards issuable under the Plan are limited such that the maximum aggregate number of Shares which may issued pursuant to, or by reason of, Stock Awards and Stock-Based Awards is 600,000 per Participant in any fiscal year, and is an aggregate maximum for all Participants in all years of 12.5% of the number of Shares outstanding from time to time, calculated on a fully diluted basis (including the maximum number of Shares that may be issued, or subject to awards, under this Plan, the Company's Employee Stock Purchase Plan, the Company's 1991 Stock Option Plan, as amended, and the Company's 1996 Stock Option Plan for Non-Employee Directors (collectively, the "Employee Stock Plans")), less that number of Shares that are issued under the Employee Stock Plans after the effective date of this Plan or are subject to outstanding awards under the Employee Stock Plans, plus (A) any Shares that are forfeited under the Employee Stock Plans and (B) any Shares surrendered to the Company in payment of the exercise price of options issued under any of the Employee Stock Plans; provided, however, that no Awards may be granted that would bring the total of all outstanding Awards under this Plan to more than 5,000,000 Shares.

     This   Amendment  No.  1  was  approved  by  the  Board  of  Directors  and
Stockholders of HealthCare Imaging Services, Inc. effective December 22, 1998.